TRANSACTION
                                  CONFIRMATION

[First Union Logo Appears Here]

Date:        April 16, 1998

To:          FIRST UNION CORPORATION ("Seller")

Attention:   Jon Currier

From:        FIRST UNION INVESTORS, INC. ("Buyer")


The purpose of this letter agreement (this "Confirmation") is to confirm the terms and conditions of the transaction entered into between Buyer and Seller on the Trade Date specified below (the "Transaction").

The definitions and provisions contained in the 1991 ISDA Definitions (as published by the International Swaps and Derivatives Association, Inc.) (the "1991 Definitions") are hereby incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern. Capitalized terms not otherwise defined herein shall have the meanings set forth in the 1991 Definitions.

The terms of the Transaction to which this Confirmation relates are as follows:

1. General Terms:

Type of Transaction:     Cash Settled Note Call Option

Trade Date:              April 16, 1998.

Note Call Option:        the "Call Option" as defined in the
                         Prospectus Supplement dated April 16, 1998 pursuant to which the Notes have been issued ("Prospectus
                         Supplement").

Notes: US$200,000,000 6.30% Putable/Callable Subordinated Notes of Seller due April 15, 2028.

Indenture:               The Indenture dated as of March 15, 1986 between Seller
                         and Harris Trust and Savings Bank, as successor trustee
                         (the "Trustee"), as amended and supplemented by supplemental indentures, dated as of August 1, 1990, November 15, 1992 and February 7, 1996 (as so amended an supplemented, the "Indenture"), pursuant to which the Notes were issued.


Aggregate Face
Amount of Notes:         US$200,000,000.

Premium Payable by Buyer
for Note Call Option:    $10,220,000, which amount is consideration for the
                         grant to Buyer of the Note Call Option under the terms of the Notes and the right to receive the Settlement
                         Amount under this Transaction.

Premium Due Date:        April 23, 1998.

Settlement Amount
Payment Date:            The earliest to occur of (i) the Coupon Reset Date if
                         the Floater Option (as defined in the Prospectus
                         Supplement) is not exercised, (ii) the New Coupon Reset
                         Date (as defined in the Prospectus Supplement) if both the Floater Option and the Second Call Option (as defined in the Prospectus Supplement) are exercised, and (iii) October 15, 2008.

Coupon Reset Date:       April 15, 2008.


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Settlement Amount
Payable by Seller
on the Settlement
Amount Payment Date:     The present value of an annuity equal to the positive
                         difference, if any, of (i) a stream of interest payments which would have been due on the Notes after the Coupon Reset Date assuming the Notes were to bear interest at 6.50% (with a Day Count Fraction of 30/360) and the Aggregate Face Amount of Notes were to remain outstanding until April 15, 2028 and (ii) a stream of corresponding interest payments which would have been due on the Notes after the Coupon Reset Date assuming the Notes were to bear interest at the Swap Rate (with a Day Count Fraction of (30/360) and the Aggregate Face
                         Amount of Notes were to remain outstanding until April
                         15, 2028, determined by discounting such interest payments described in clauses (i) and (ii) from the respective dates on which such interest payments would have become due to the Coupon Reset Date using a series of discount factors which correspond to those dates as determined by the Calculation Agent from the yield curve a swap dealer would use on the Swap Rate
                         Determination Date in valuing a series of swap payments similar to that annuity.


Settlement Amount
Carrying Costs Payable
by Seller on the
Settlement Amount
Payment Date:            The product of (i) the Settlement Amount, (ii)
                         USD-LIBOR-BBA with a Designated Maturity of three months and a Day Count Fraction of Actual/360, as determined and reset with respect to each day in the period from and including the Coupon Reset Date to but excluding the Settlement Amount Payment Date ("Carry
                         Period"), and (iii) the number of days in the Carrying
                         Period, if any.

Swap Rate:               A rate per annum equal to the sum of the Swap
                         Spread plus the Base Rate.

Swap Spread:             The twenty-year swap spread (bid side) determined by
                         the Calculation Agent as of the Rate Setting Time from Telerate Page 19901, subject to the Swap Spread
                         Fallback.

Rate Setting Time:       11:00 a.m. (New York City time) on the
                         Swap Rate Determination Date.

Swap Rate
Determination Date:      Third New York Business Day prior to the Coupon Reset
                         Date.

Swap Spread Fallback:    If the Swap Spread is not reported by Telerate on the
                         Swap Rate Determination Date, then the Calculation
                         Agent shall determine the Swap Spread by obtaining bid quotations for the 20-year interest rate swap spread
                         (quoted over the Reference Security with a ten-year maturity) from four Reference Market-markers (selected in good faith by the Calculation Agent) as of the Rate
                         Setting Time, and the Swap Spread shall be the arithmetic mean of the two middle quotations after discarding the highest and lowest of such quotations.


Base Rate:               The yield to maturity (bid side) on the Swap Rate
                         Determination Date of the then current on-the-run U.S.
                         Treasury security ("Reference Security") with a ten-year maturity determined by the Calculation Agent as of the Rate Setting Time from Telerate Page 500 (or a successor page), subject to the Base Rate Fallback.

Base Rate Fallback:      If the Base Rate is not reported by Telerate on the
                         Swap Rate Determination Date, then the Calculation
                         Agent shall determine the Base Rate from bid quotations for the Reference Security with a ten-year maturity from four U.S. government securities dealers (selected in good faith by the Calculation Agent) as of the Rate
                         Setting Time, and the Base Rate shall be based on the arithmetic mean of the yields of the two

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                         middle quotations after discarding the highest and
                         lowest of such quotations.

                         If the Swap Spread reported by Telerate on the Swap Rate Determination Dates is not based on an underlying ten-year U.S. Treasury security and is instead based on interpolation between a ten-year and a thirty-year U.S. Treasury security , then the Calculation Agent shall determine the Base Rate by interpolation between a Base Rate computed on the basis of a Reference Security with a ten-year maturity and a Base Rate computed on the basis of a Reference Security with a thirty-year maturity.

Business Day:            As defined in the Prospectus Supplement.

Business Day Convention: Following

Calculation Agent:       First Union National Bank

2. Settlement Terms:

(a) If Buyer exercises the Note Call Option in accordance with the terms of the Notes and Seller does not exercise the Call Option Override (as defined in the Prospectus Supplement) before 2:00 p.m. (New York City time) on the Business Day prior to the Coupon Reset Date, then:

         (i) Buyer shall be deemed to have assigned and transferred to Seller all right, title and interest and obligations of Buyer in, to and under, or resulting from the exercise of, the Note Call Option, and Seller shall be deemed to have accepted that assignment and transfer, and be deemed to have assumed those obligations, automatically and without further action.

         (ii) Seller shall pay the Settlement Amount and Settlement Amount Carrying Costs, if any, to Buyer on the Settlement Amount Payment Date.

(b) If Buyer exercises the Note Call Option in accordance with the terms of the Notes and Seller exercises the Call Option Override before 2:00 p.m. (New York City time) on the fourth Business Day prior to the Coupon Reset Date, then:

         (i) the Note Call Option shall be overridden as provided in the Notes; and

         (ii) notwithstanding such override, Seller shall pay the Settlement Amount and Settlement Amount Carrying Costs, if any, to Buyer on the Settlement Amount Payment Date.

(c) If Buyer does not exercise its Note Call Option in accordance with the terms of the Note, then no Settlement Amount or Settlement Amount Carrying Costs will be due hereunder.

3. Additional Terms

(a) Additional Termination Event. (i) For purposes of the ISDA Master referred to below, the following shall be an Additional Termination Event with respect to this Transaction: before the fifteenth calendar day prior to the Coupon Reset Date, the Notes fail to be outstanding in an aggregate principal amount of $200,000,000 or are accelerated pursuant to the terms of the Indenture or any supplemental indenture thereto.

    (ii) For purposes of this Additional Termination Event, this Transaction shall be the Affected Transaction and Seller shall be the Affected Party.

    (iii) Upon the designation of an Early Termination Date under the ISDA Master for this Additional Termination Event, in addition to any amount payable by Seller in respect of that Early Termination Date, Buyer shall be deemed to have assigned and transferred to Seller all right, title and interest and obligations of Buyer in, to and under, or that would result from the exercise of, the Note Call Option, and Seller shall be deemed to have accepted that assignment and transfer, and be deemed to have assumed those obligations,

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    automatically and without further action.

(b) Operational Agent. This Confirmation will be effected through First Union Capital Markets, a division of First Wheat Securities, Inc. ("Capital Markets") as agent for the parties, and Capital Markets will be responsible solely for the operational aspects of this Confirmation, such as record keeping and reporting. Capital Markets' sole role under this Confirmation is as an agent of the parties on a disclosed basis, and Capital Markets shall have no obligation, by guaranty, endorsement or otherwise, with respect to the performance of either party's obligations under or in connection with this Transaction.

(c) No Purchase of Notes. Without the prior approval of Buyer, Seller may not purchase any of the Notes other than as provided in the Notes.

4.  Documentation

    This Confirmation incorporates by reference the 1992 ISDA Master Agreement (Local Currency - Single Jurisdiction version) published by the International Swaps and Derivatives Association, Inc. ("ISDA Master"), and for that purpose "Loss" and the "Second Method" shall apply under the ISDA Master as though this paragraph were deemed to be the "Schedule" to the ISDA Master, and this Confirmation together with the ISDA Master shall form a binding and complete contract between the parties governed by the law (and not the law of conflicts) of the State of New York.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to us.

                                            Very truly yours,

                                            FIRST UNION INVESTORS, INC.


                                                 /s/ Kenneth R. Stancliff
                                            By:  _______________________________
                                            Name: KENNETH R. STANCLIFF
                                            Title:   Senior Vice President


                                            FIRST UNION CAPITAL MARKETS,
                                            A DIVISION OF FIRST WHEAT
                                            SECURITIES, INC., as Agent


                                                 /s/ William B. Cameron
                                            By: ________________________________
                                            Name: WILLIAM B. CAMERON
                                            Title:   Vice President

Accepted and confirmed as of the
date first above-written:

FIRST UNION CORPORATION


    /s/ Thomas J. Wurtz
By: ________________________________
Name: THOMAS J. WURTZ
Title:   Senior Vice President &
         Assistant Treasurer


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